Exhibit 99.2(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 (“Registration Statement”) of American Beacon Apollo Total Return Fund of our report dated August 27, 2019, relating to the financial statements and financial highlights, which appears in American Beacon Apollo Total Return Fund’s Annual Report on Form N-CSR for the period ended June 30, 2019. We also consent to the references to us under the headings "Financial Statements", "Other Service Providers", “The Fund’s Service Providers” and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

October 25, 2019